Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Oncocyte Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, no par value per share	—		—	—	—	—	—
	Equity	Preferred stock, no par value per share	—		—	—	—	—	—
	Other	Warrants	—		—	—	—	—	—
	Other	Units	—		—	—	—	—	—
	Unallocated (Universal) Shelf	—	457	(o)	—	—	$100,000,000	0.00014760	$14,760
Fees Previously Paid	—	—	—		—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—
	Total Offering Amounts						$100,000,000		$14,760
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$14,760

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder shall be deemed to include an indeterminate number of shares of common stock, shares of preferred stock, warrants, and units to be issued or issuable with respect to the securities registered hereunder as a result of any stock splits, stock dividends or similar transactions.

(2)	Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities to be registered. There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. Securities registered hereunder may be sold separately, or in combination with other securities registered hereunder.

(3)	The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.